Exhibit 99.1
Exhibit 99.1
Investor Contact: Allan Kells, (816) 201-2445, akells@cerner.com
Media Contact: Kay Hawes, (816) 201-1326, kay.hawes@cerner.com
Cerner’s Internet Home Page: www.cerner.com
Cerner Reports Fourth Quarter 2007 Results
Strong Earnings Growth, Margin Expansion, and Cash Flow
KANSAS CITY, Mo. — Jan. 31, 2008— Cerner Corp. (NASDAQ: CERN) today announced results for the 2007 fourth quarter that ended Dec. 29, delivering strong levels of bookings, margin expansion, earnings and cash flow.
Bookings in the fourth quarter 2007 were $406.6 million, which is up 5 percent from the fourth quarter of 2006 of $389.0 (excluding $154.2 million related to Cerner’s participation in the National Health Service’s (NHS) National Programme for IT in England). Full-year 2007 bookings were $1.51 billion (excluding $97.8 million related to National Programme for IT), up 14 percent compared to 2006 bookings of $1.32 billion (excluding $154.2 million related to National Programme for IT). Fourth quarter revenue increased 4 percent over the year-ago period to $394.5 million. Full-year 2007 revenue increased 10 percent to $1.52 billion.
On a Generally Accepted Accounting Principles (GAAP) basis, fourth quarter 2007 net earnings were $41.3 million, and diluted earnings per share were $0.49. Fourth quarter 2006 GAAP net earnings were $39.1 million, and diluted earnings per share were $0.48.
Adjusted (non-GAAP) Earnings
Adjusted fourth quarter 2007 net earnings were $43.3 million, which is 27 percent higher than the $34.0 million of adjusted net earnings in the fourth quarter of 2006. Adjusted diluted earnings per share were $0.52 in the fourth quarter of 2007 compared to $0.41 in the fourth quarter of 2006. Analysts’ consensus estimate for fourth quarter 2007 adjusted diluted earnings per share was $0.51.
Adjusted Net Earnings is not a recognized term under GAAP and should not be substituted for net earnings as a measure of the Company’s performance but instead should be utilized as a supplemental measure of financial performance in evaluating our business. Following is a description of adjustments made to fourth quarter net earnings. For more detail, please see the accompanying schedule, titled ‘Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings Per Share to GAAP Net Earnings and Diluted Earnings Per Share.’
Adjusted fourth quarter 2007 and 2006 net earnings and diluted earnings per share exclude the impact of accounting pursuant to Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, which requires the expensing of stock options. The effect of accounting under SFAS 123R reduced fourth quarter 2007 net earnings and diluted earnings per share by $2.6 million and $0.03, respectively, and reduced fourth quarter 2006 net earnings and diluted earnings per share by $2.8 million and $0.03, respectively.
Adjusted net earnings and diluted earnings per share exclude a research and development write-off related to the RxStation medication dispensing cabinets. In connection with production and delivery of the RxStation, the Company reviewed the accounting treatment for the RxStation line of devices and determined that $8.6 million of research & development activities for the RxStation were incorrectly capitalized and should have been expensed. The impact of this charge is a $5.4 million decrease, net of $3.2 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.06 in the year ended December 29, 2007. Of the $5.4 million net write-off, $2.9 million, or $.03 of diluted earnings per share, is included in GAAP results for the three months ended December 29, 2007, and excluded from adjusted results, with $2.1 million of this excluded amount related to periods prior to 2007. The remaining $2.5 million of net write-off relates to the first nine months of 2007 and was not previously included in the results of operations for those periods. The impact of these errors is not material to the previously reported 2007 periods; however, the Company has reflected the amounts in the quarterly period in which they occurred in the accompanying schedule, titled ‘Revised Presentation of 2007 Quarterly GAAP Results.’
Adjusted net earnings and diluted earnings per share also exclude a tax benefit related to the over-expensing of state income taxes. The impact of this error is an increase to net earnings of $5.4 million and to diluted earnings per share of $.06 in the year ended December 29, 2007. Of the $5.4 million tax benefit, $3.8 million, or $.04 of diluted earnings per share, is included in GAAP results for the three months ended December 29, 2007, and is excluded from adjusted results, with $3.1 million of this excluded amount related to periods prior to 2007. The remaining $1.6 million tax benefit relates to the first nine months of 2007 and was not previously included in the results of operations for those periods. The impact of these errors is not material to the previously reported 2007 periods; however, the Company has reflected the amounts in the quarterly period in which they occurred in the accompanying schedule, titled ‘Revised Presentation of 2007 Quarterly GAAP Results.’
Adjusted net earnings and diluted earnings per share also exclude a tax expense that resulted primarily because the Company did not record tax expense to reduce deferred tax assets to reflect a change in a foreign tax rate resulting from a law that was enacted in the third quarter of 2007. The impact of this error is a decrease to net earnings of $4.0 million and to diluted earnings per share of $.05 in the year ended December 29, 2007. Of the $4.0 million tax expense, $.4 million, or $.01 of diluted earnings per share, is included in GAAP results for the three months ended December 29, 2007, and excluded from adjusted earnings. The remaining $3.6 million tax expense relates to the third quarter of 2007 and was not previously included in the results of operations for that period. The impact of the error is not material to the previously reported 2007 period; however, the Company has reflected the amount in the quarterly period in which it occurred in the accompanying schedule, titled ‘Revised Presentation of 2007 Quarterly GAAP Results.’
Fourth quarter 2006 adjusted net earnings and diluted earnings per share exclude a $7.9 million benefit of a lower tax rate related to the extension of the Federal Research and Development Credit and the recognition of certain state, federal and foreign tax benefits. This resulted in an increase of $.10 to diluted earnings per share for the fourth quarter of 2006.
Other Fourth Quarter Highlights:
•	Cash collections of $413 million and operating cash flow of $92 million.
•	Days sales outstanding of 90 days compared to 87 days in the year-ago quarter.
•	Total revenue backlog of $3.25 billion, up 22 percent over the year-ago quarter. This is comprised of $2.71 billion of contract backlog and $541.1 million of support and maintenance backlog.

•	339 Cerner Millennium® solution implementations were completed. Cerner has now turned on more than 7,500 Cerner Millennium solutions at more than 1,200 client facilities worldwide.
“We are pleased with our results in the fourth quarter,” said Neal Patterson, Cerner co-founder, chairman and chief executive officer. “Our focus on margin expansion and cash flow generation is reflected in the very strong earnings growth and cash flow we delivered this quarter.
“With a solid 2007 behind us, we have a good outlook going into 2008. Solid execution of our 2008 financial and operational plans should result in strong revenue and earnings growth and accelerating free cash flow. We will also continue to innovate and execute on our strategic initiatives, which will allow us to redefine our boundaries as we approach the next decade,” Patterson said.
Future Period Guidance
The company expects revenue in the first quarter of 2008 to be approximately $390 million to $400 million. For the year 2008, Cerner continues to expect revenue growth of 10 percent to 12 percent over 2007.
Cerner expects adjusted diluted earnings per share before stock options expense in the first quarter to be between $0.43 and $0.44. For the full year 2008, Cerner continues to expect adjusted diluted earnings per share before stock options expense to grow more than 20 percent and is therefore comfortable with the current consensus of $2.14 per share, which reflects 22 percent growth.
The company expects SFAS No. 123R share-based compensation expense to reduce diluted earnings per share in the first quarter and full year by approximately $0.03 and $0.14, respectively.
Cerner expects new business bookings in the first quarter of 2008 to be between $330 million and $350 million, with the high end of the range equaling the record first quarter level last year, which included $50 million of over-attainment related to Cerner’s Managed

Services business. This bookings guidance represents growth of 10%-17% compared to first quarter 2006 bookings adjusted for the Managed Services over-attainment.
Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail on fourth quarter results at 3:30 p.m. CT on Jan. 31. The dial-in number for the conference call is (617) 847-8712; the passcode is Cerner. The company recommends joining the call 15 minutes early for registration. The re-broadcast of the call will be available from 5:30 p.m. CST, Jan. 31 through 11:59 p.m. CST, Feb. 3. The dial-in number for the re-broadcast is (617) 801-6888; the passcode is 25870487.
An audio webcast will be available live and archived on Cerner’s Web site at www.cerner.com under the About Cerner section (click Investors, then Presentations and Webcasts).
About Cerner
Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 6,000 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner Millennium and Cerner’s logo. (NASDAQ: CERN), www.cerner.com
This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “should,” “allow,” “guidance” and “expects” or variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility of product-related liabilities; potential claims for system errors and warranties; the possibility of interruption at our data centers or client support facilities; our proprietary technology may be subjected to infringement claims or may be infringed upon; risks associated with our global operations; our potential failure to effectively hedge against foreign currency exchange rate fluctuations; risks associated with the recruitment and retention of key personnel; risks related to third party suppliers; risks inherent with business acquisitions; changing political, economic and regulatory influences; government regulation; significant competition and market changes; variations in our quarterly operating results; and, potential inconsistencies in our sales forecasts compared to actual sales. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.
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CERNER CORPORATION
CONSOLIDATED BALANCE SHEETS

(In thousands)	December 29,	December 30,
	2007	2006 [1]

Assets	(unaudited)

Cash and cash equivalents	$182,914	162,545
Short-term investments	161,600	146,239
Receivables, net	391,060	361,424
Inventory	10,744	18,084
Prepaid expenses and other	61,878	55,272
Deferred income taxes	10,368	2,423

Total current assets	818,564	745,987

Property and equipment, net	462,839	357,942
Software development costs, net	200,380	187,788
Goodwill, net	143,924	128,819
Intangible assets, net	46,854	54,428
Other assets	17,395	16,426

Total assets	$1,689,956	1,491,390

Liabilities
Accounts payable	$79,812	79,735
Current installments of long-term debt	14,260	20,242
Deferred revenue	98,802	93,699
Accrued payroll and tax withholdings	65,011	77,914
Other accrued expenses	13,909	29,741

Total current liabilities	271,794	301,331

Long-term debt	177,606	187,391
Deferred income taxes	85,067	64,531
Deferred revenue	21,775	14,557

Total liabilities	556,242	567,810

Minority owners’ equity interest in subsidiary	1,286	1,286

Stockholders’ Equity

Common stock	801	784
Additional paid-in capital	451,876	376,595
Retained earnings	671,440	544,315
Foreign currency translation adjustment	8,311	600

Total stockholders’ equity	1,132,428	922,294

Total liabilities and equity	$1,689,956	1,491,390

Note 1: Includes an adjustment to correct the amounts previously reported for the second quarter of 2007 for a previously disclosed out-of-period tax item relating to foreign net operation losses. The effect of this adjustment increases tax expense for the year ended December 29, 2007, by $4.2 million and increases January 1, 2005 Retained Earnings for the same amount. The impact of this error is not material to the periods to which they related and is also presented in the accompanying schedule, titled ‘Revised Presentation of 2007 Quarterly GAAP Results.’

CERNER CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(unaudited)

	Three Months		Three Months
	Ended	YTD	Ended	YTD
	December 29, 2007	December 29, 2007	December 30, 2006	December 30, 2006
(In thousands, except per share data)	(1)(2)(3)(4)	(1)(2)(3)(4)(5)	(1)(6)	(1)(6)

Revenue
System sales	$132,080	500,319	149,349	505,743
Support, maintenance and services	253,595	982,780	221,176	833,244
Reimbursed travel	8,826	36,778	10,264	39,051

Total revenue	394,501	1,519,877	380,789	1,378,038

Margin
System sales	86,721	318,575	89,004	311,097
Support, maintenance and services	238,903	921,192	202,830	775,971

Total margin	325,624	1,239,767	291,834	1,087,068

Operating expenses
Sales and client service	170,574	657,956	152,451	578,050
Software development (Includes amortization of software development costs of $13,412, $53,475, $13,331 and $45,750, respectively.)	72,221	270,577	64,906	246,970
General and administrative	24,273	107,151	24,093	95,881

Total operating expenses	267,068	1,035,684	241,450	920,901

Operating earnings	58,556	204,083	50,384	166,167
Interest income	3,849	13,206	3,646	11,877
Interest expense	(2,934)	(11,937)	(3,158)	(12,574)
Other income	(245)	(1,385)	47	2,074

Non-operating income (expense), net	670	(116)	535	1,377
Earnings before income taxes	59,226	203,967	50,919	167,544
Income taxes	(17,895)	(76,842)	(11,773)	(57,653)

Net earnings	$41,331	127,125	39,146	109,891

Basic earnings per share	$0.52	1.60	0.50	1.41

Basic weighted average shares outstanding	80,011	79,395	78,242	77,691
Diluted earnings per share	$0.49	1.53	0.48	1.34

Diluted weighted average shares outstanding	83,641	83,218	82,255	81,723
Note 1: Operating expenses for the three and twelve months ended December 29, 2007 and December 30, 2006 include share-based compensation expense. The impact of this expense on net earnings is presented below:

	Three Months		Three Months
	Ended	YTD	Ended	YTD
	December 29, 2007	December 29, 2007	December 30, 2006	December 30, 2006

Sales and client service	$2.2	$9.5	$2.7	$11.3
Software development	0.8	3.0	1.0	4.3
General and administrative	0.9	3.6	0.8	3.4
Amount of related income tax benefit	(1.3)	(6.0)	(1.7)	(7.3)

Net impact on net earnings	$2.6	$10.1	$2.8	$11.7

Decrease to diluted earnings per share	$0.03	$0.12	$0.03	$0.14
Note 2: Includes a research and development write-off related to the RxStation. In connection with production and delivery of the RxStation, the Company reviewed the accounting treatment for the RxStation line of devices and determined that $8.6 million of research & development activities for the RxStation that should have been expensed were incorrectly capitalized. The impact of this charge is a $5.4 million decrease, net of $3.2 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.06 in the year ended December 29, 2007. Of the $5.4 million net write-off, $2.9 million, or $.03 of diluted earnings per share, is included in the three months ended December 29, 2007, with $2.1 million of this amount related to periods prior to 2007. The remaining $2.5 million of net write-off relates to the first nine months of 2007 and was not previously included in the results of operations for those periods. The impact of these errors is not material to the previously reported 2007 periods; however, the Company has reflected the amounts in the quarterly period in which they occurred in the accompanying schedule, titled ‘Revised Presentation of 2007 Quarterly GAAP Results.’
Note 3: Includes a $5.4 million tax benefit related to the over-expensing of state income taxes, which resulted in an increase to diluted earnings per share of $.06 in the year ended December 29, 2007. Of the $5.4 million tax benefit, $3.8 million, or $.04 of diluted earnings per share, is included in the three months ended December 29, 2007, with $3.1 million of this amount related to periods prior to 2007. The remaining $1.6 million tax benefit relates to the first nine months of 2007 and was not previously included in the results of operations for those periods. The impact of these errors is not material to the previously reported 2007 periods; however, the Company has reflected the amounts in the quarterly period in which they occurred in the accompanying schedule, titled ‘Revised Presentation of 2007 Quarterly GAAP Results.’
Note 4: Includes a $4.0 million tax expense primarily related to the Company not recording a tax expense to reduce deferred tax assets to reflect a change in a foreign tax rate resulting from a law that was enacted in the third quarter of 2007. This impact of this error is a decrease to net earnings of $4.0 million and to diluted earnings per share of $.05 in the year ended December 29, 2007. Of the $4.0 million expense, $.4 million, or $.01 of diluted earnings per share, is included in the three months ended December 29, 2007. The remaining $3.6 million tax expense relates to the third quarter of 2007 and was not previously included in the results of operations for that period. The impact of the error is not material to the previously reported 2007 period; however, the Company has reflected the amount in the quarterly periods in which it occurred in the accompanying schedule, titled ‘Revised Presentation of 2007 Quarterly GAAP Results.’
Note 5: Includes an adjustment to correct the amounts previously reported for the second quarter of 2007 for a previously disclosed out-of-period tax item relating to foreign net operating losses. The effect of this adjustment increases tax expense for the year ended December 29, 2007, by $4.2 million. The impact of this of this error is not material to previously reported periods and is also presented in the accompanying schedule, titled ‘Revised Presentation of 2007 Quarterly GAAP Results.’
Note 6: Includes a tax benefit of $7.9 million related to the extension of the federal research and development credit, the recognition of certain state tax benefits and the tax benefit of certain federal and foreign items unrelated to the fourth quarter of 2006. This resulted in an increase to diluted earnings per share of $.10.

CERNER CORPORATION
Revised Presentation Of 2007 Quarterly GAAP Results
(unaudited)
During the 4th quarter of 2007, the Company identified certain immaterial errors relating to amounts previously reported for the first nine months of 2007. During the first nine months of 2007, approximately $2.5 million (net of $1.5 million in taxes) of research & development activities for the RxStation were incorrectly capitalized and should have been expensed. During this same period, the Company over-expensed its state income taxes by approximately $1.6 million as a result of using an incorrect state tax rate in the Company’s estimated annual effective tax rate. Also, the Company did not record tax expense to reduce deferred tax assets of approximately $3.6 million in the third quarter of 2007 to reflect a change in a foreign tax rate resulting from a law that was enacted in that period.
In the Consolidated Statement of Operations for the year-ended December 29, 2007, these immaterial items are correctly reflected in each of the first three quarters of 2007 to which they relate. In connection with the correction of these immaterial items, the Company is also reflecting amounts previously reported for the second quarter of 2007 for a previously disclosed out-of-period tax item relating to foreign net operating losses in the period to which it relates. The effect of this correction is an increase in tax expense of approximately $4.2 million in the second quarter of 2007 and an increase in beginning retained earnings as of January 1, 2005 of the same amount. The impact of correcting all of these immaterial items to the 2007 quarterly results is as follows:

	1Q	2Q	3Q	4Q	YTD
Pre-Tax Income, as reported	43,751	49,031	56,010	59,226	208,018
Pre-Tax Corrections	(775)	(842)	(2,434)	—	(4,051)

Pre-Tax Income, as corrected	42,976	48,189	53,576	59,226	203,967

Tax expense, as reported	(16,171)	(17,916)	(20,169)	(17,895)	(72,151)
Tax Corrections	906	(3,424)	(2,173)	—	(4,691)

Tax expense, as corrected	(15,265)	(21,340)	(22,342)	(17,895)	(76,842)

Net income, as reported	27,580	31,115	35,841	41,331	135,867
Net corrections	131	(4,266)	(4,607)	—	(8,742)

Net Income, as corrected	27,711	26,849	31,234	41,331	127,125

CERNER CORPORATION
Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings Per Share to
GAAP Net Earnings and Diluted Earnings Per Share1
(unaudited)

	Three Months Ended	Three Months Ended
Net Earnings	December 29, 2007	December 30, 2006

(In thousands)

Net earnings	$41,331	$39,146
Tax benefits related to the research and development credit extension, recognition of state tax benefits and certain items unrelated to the presented period[3]	—	(7,935)
Share-based compensation expense[2]	3,898	4,534
Income tax benefit of share-based compensation[2]	(1,328)	(1,734)
Income tax benefit of change in effective state income tax rate[3]	(3,793)	—
Research and development write-off[3]	4,569	—
Income tax benefit of research and development write-off[3]	(1,702)	—
Income tax expense related to a reduction of foreign deferred tax assets[3]	357	—

Adjusted net earnings (non-GAAP)	$43,332	$34,011

Diluted Earnings Per Share
Diluted earnings per share	$0.49	$0.48
Tax benefits related to the research and development credit extension, recognition of state tax benefits and certain items unrelated to the presented period.	—	(0.10)
Share-based compensation expense	0.03	0.03
Change in effective state income tax rate	(0.04)	—
Research and development write-off	0.03	—
Reduction of foreign deferred tax assets	0.01	—

Adjusted diluted earnings per share (non-GAAP)	$0.52	$0.41

Note 1: The presentation of Adjusted Net Earnings, a Non-GAAP financial measure, is not meant to be considered in isolation, as a substitute for, or superior to, Generally Accepted Accounting Principles (GAAP) results and investors should be aware that non-GAAP measures have inherent limitations and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. Adjusted Net Earnings may also be different from similar non-GAAP financial measures used by other companies and may not be comparable to similarly titled captions of other companies due to potential inconsistencies in the method of calculation. The Company believes that Adjusted Net Earnings is important to enable investors to better understand and evaluate its ongoing operating results and allows for greater transparency in the review of its overall financial, operational and economic performance.
Note 2: The Company provides earnings with and without stock options expense because earnings excluding this expense are used by management along with GAAP results to analyze our business, make strategic decisions and for management compensation purposes.
Note 3: The Company provides earnings with and without certain significant items because such items are not representative of the Company’s ongoing business. Significant items represent substantive, unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and the qualitative aspect of their unusual nature. Unusual, in this context, may represent items that either as a result of their nature or size the Company would not expect to occur as part of our normal business on a regular basis. Results excluding significant unusual tax benefits and the research and development write-off are used by management along with GAAP results to analyze our business, make strategic decisions and for management compensation purposes.